Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of DynTek, Inc. and Subsidiaries on Form S-8 of our report dated September 27, 2005, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of DynTek, Inc. and Subsidiaries as of June 30, 2005 and 2004 and for the three years ended June 30, 2005, 2004 and 2003 appearing in the Annual Report on Form 10-K of DynTek, Inc. and Subsidiaries for the year ended June 30, 2005.

\s\ Marcum & Kliegman LLP
New York, New York
September 8, 2006